SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):    DECEMBER 31, 1996

                    OFFSHORE ENERGY DEVELOPMENT CORPORATION
            (Exact name of registrant as specified in its charter)

         DELAWARE                    0-21663                  76-0509791
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)            File Number)            Identification No.)

      1400 WOODLOCH FOREST DRIVE, SUITE 200
            THE WOODLANDS, TEXAS                        77380
    (Address of principal executive offices)          (Zip code)

      Registrant's telephone number, including area code:  (281) 364-0033

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ITEM 5   OTHER EVENTS.

      Effective December 31, 1996, Dauphin Island Gathering Partners, a Texas general partnership ("DIGP"), which owns the Dauphin Island Gathering System (the "DIGS"), merged (the "Merger") with Main Pass Gas Gathering Company, a Delaware general partnership ("MPGGC"), which owned the Main Pass Gas Gathering System (the "MPGGS"). DIGP was the surviving entity of the merger, and the former partners of MPGGC were admitted as partners in DIGP. Offshore Energy Development Corporation, a Delaware corporation (the "Company"), developed and, as the managing partner of DIGP, has operated the DIGS. The Company continues to be the operator of the combined systems, and its monthly management fee has increased from $55,000 to $62,500.

     The DIGS is located in the Mobile and northern Viosca Knoll Areas of the Gulf of Mexico, offshore Alabama. The existing approximately 90-mile pipeline is designed to gather over 350 million cubic feet per day (MMcf/d) of natural gas. The MPGGS is located in the Main Pass Area East, offshore Louisiana, and the southern Viosca Knoll Area, offshore Alabama, and consists of approximately 57 miles of pipeline designed to gather approximately 300 MMcf/d.

     The partners in DIGP have approved expansion plans to construct approximately 78 miles of 24-inch diameter gas gathering line, which will provide an additional 500 MMcf/d of capacity for a total combined capacity of the DIGS and the MPGGS of approximately 1,150 MMcf/d. The expansion also will provide a separate system for delivering wet gas (i.e., including gas liquids) onshore to the previously announced natural gas liquids processing plant proposed to be constructed by a partnership formed by the Company and its partners in DIGP. The expansion will be installed in two phases. The initial phase of the expansion is expected to enable the utilization of approximately 200 MMcf/d of unused capacity by the end of the third quarter of 1997. The second phase, which will add approximately 500 MMcf/d of capacity, is expected to be completed during the winter of 1997-98.

      Prior to the Merger, the Company held a 1% general partnership in DIGP that would increase to a 15% interest when the other partners in DIGP received the return of their investment plus a 10% rate of return. To avoid dilution of its 1% interest upon admittance to DIGP of the former MPGGC partners, the Company has purchased from one of its DIGP partners for approximately $619,000 sufficient interest to maintain its 1% interest. As a result of the Merger, however, the Company's interest will increase to 11.15% when the partners in DIGP, including the former partners of MPGGC, receive the return of their investment plus a 10% rate of return. Although the Company's potential ownership interest in DIGP is less following the Merger, it represents an interest in a much larger gathering system.

     In connection with the Merger, certain provisions of the DIGP partnership agreement which precluded the increase in the Company's interest if the Company experienced a change of control (as defined) or if the company were removed as system operator have been eliminated.

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ITEM 7    FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits.

            The following are filed as exhibits to this Current Report on Form 8-K.

Exhibit
NUMBER            DESCRIPTION

    99.1 Partnership Contribution Agreement dated December 13, 1996 by and among Dauphin Island Gathering Partners, Dauphin Island Gathering Company, L.P., MCNIC Mobile Bay Gathering Company, PanEnergy Dauphin Island Company, CNG Main Pass Gas Gathering Corporation, Centana Gathering Company, Coastal Dauphin Island Company, L.L.C. and Main Pass Gas Gathering Company.

    99.2 Fifth Amended and Restated General Partnership Agreement for Dauphin Island Gathering Partners dated as of December 31, 1996 between MCNIC Mobile Bay Gathering Company, Dauphin Island Gathering Company, L.P., PanEnergy Dauphin Island Company, Centana Gathering Company, CNG Main Pass Gas Gathering Corporation and Coastal Dauphin Island Company, L.L.C.

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                               S I G N A T U R E

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     OFFSHORE ENERGY DEVELOPMENT CORPORATION



Date: January  27, 1997 By:     /S/ MATTHEW T. BRADSHAW
                                    Matthew T. Bradshaw
                                    Vice President

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                                 EXHIBIT INDEX

Exhibit
NUMBER            DESCRIPTION

    99.1 Partnership Contribution Agreement dated December 13, 1996 by and among Dauphin Island Gathering Partners, Dauphin Island Gathering Company, L.P., MCNIC Mobile Bay Gathering Company, PanEnergy Dauphin Island Company, CNG Main Pass Gas Gathering Corporation, Centana Gathering Company, Coastal Dauphin Island Company, L.L.C. and Main Pass Gas Gathering Company.

    99.2 Fifth Amended and Restated General Partnership Agreement for Dauphin Island Gathering Partners dated as of December 31, 1996 between MCNIC Mobile Bay Gathering Company, Dauphin Island Gathering Company, L.P., PanEnergy Dauphin Island Company, Centana Gathering Company, CNG Main Pass Gas Gathering Corporation and Coastal Dauphin Island Company, L.L.C.

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